EXHIBIT 4a

          =================================================================




                   AMENDED AND RESTATED INSTALLMENT SALE AGREEMENT
             (AMENDING AND RESTATING THE TWO INSTALLMENT SALE AGREEMENTS
           DATED AS OF DECEMBER 1, 1973 AND NOVEMBER 1, 1977, RESPECTIVELY)



                                       BETWEEN



                            CITY OF FARMINGTON, NEW MEXICO
                                        VENDOR



                                         AND



                            TUCSON ELECTRIC POWER COMPANY
                                        VENDEE


                                     ------------




                              DATED AS OF APRIL 1, 1997



                                    -------------



                                     RELATING TO

                           POLLUTION CONTROL REVENUE BONDS,
                                    1997 SERIES A
                   (TUCSON ELECTRIC POWER COMPANY SAN JUAN PROJECT)



          =================================================================

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----

          AMENDED AND RESTATED INSTALLMENT SALE AGREEMENT . . . . . . .   1

                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . .   3
          SECTION 1.02.  Incorporation of Certain
                         Definitions by Reference  . . . . . . . . . .    7

                                     ARTICLE II

                       REPRESENTATIONS, WARRANTIES AND FINDINGS

          SECTION 2.01.  Representations and Warranties of the City.  .   7
          SECTION 2.02.  Representations and Warranties of the Company    7
          SECTION 2.03.  Findings of the City.  . . . . . . . . . . . .   8

                                     ARTICLE III

                     PRIOR CONVEYANCE TO THE CITY; THE FACILITIES

          SECTION 3.01.  Prior Conveyance to the City.  . . . . . . . .   8
          SECTION 3.02.  Revision of Plans and Specifications . . . . .   8
          SECTION 3.03.  Maintenance of Facilities; Remodeling; Notice of
                          Damages . . . . . . . . . . . . . . . . . . .   9
          SECTION 3.04.  Insurance  . . . . . . . . . . . . . . . . . .   9
          SECTION 3.05.  Condemnation; Eminent Domain.  . . . . . . . .   9

                                      ARTICLE IV

                           ISSUANCE AND SALE OF THE BONDS;
                         DISPOSITION OF PROCEEDS OF THE BONDS

          SECTION 4.01.  Issuance of the Bonds  . . . . . . . . . . . .  10
          SECTION 4.02.  Issuance of Other Obligations. . . . . . . . .  10
          SECTION 4.03.  Disposition of Bond Proceeds.  . . . . . . . .  10
          SECTION 4.04.  Investment of Moneys in Funds and Accounts.  .  10

                                      ARTICLE V

                               PURCHASE BY THE COMPANY;
                      PURCHASE PRICE PAYMENTS; OTHER OBLIGATIONS

          SECTION 5.01.  Prior Purchase by the Company. . . . . . . . .  10
          SECTION 5.02.  Purchase Price Payments. . . . . . . . . . . .  11

          -----------------
          * This table of contents is not part of the Installment Sale Agreement, and is for convenience only. The captions herein are of no legal effect and do not vary the meaning or legal effect of any part of the Installment Sale Agreement.

          SECTION 5.03.  Payments Pledged and Assigned; Obligation
                          Absolute  . . . . . . . . . . . . . . . . . .  11
          SECTION 5.04.  Payment of Expenses  . . . . . . . . . . . . .  11
          SECTION 5.05.  Indemnification  . . . . . . . . . . . . . . .  11
          SECTION 5.06.  Payment of Taxes; Discharge of Liens . . . . .  12

                                      ARTICLE VI

                                  SPECIAL COVENANTS

          SECTION 6.01.  Maintenance of Corporate Existence . . . . . .  12
          SECTION 6.02.  Permits or Licenses  . . . . . . . . . . . . .  13
          SECTION 6.03.  City's Access to Facilities. . . . . . . . . .  13
          SECTION 6.04.  Tax-Exempt Status of Interest on Bonds.  . . .  13
          SECTION 6.05.  Use of Facilities  . . . . . . . . . . . . . .  14
          SECTION 6.06.  Financing Statements . . . . . . . . . . . . .  14
          SECTION 6.07.  No Warranties. . . . . . . . . . . . . . . . .  14
          SECTION 6.08.  Quiet Enjoyment. . . . . . . . . . . . . . . .  14
          SECTION 6.09.  Additional Payments by Company Concerning the
                          Facilities. . . . . . . . . . . . . . . . . .  15
          SECTION 6.10   Qualification in New Mexico  . . . . . . . . .  15

                                     ARTICLE VII

                           ASSIGNMENT, LEASING AND SELLING

          SECTION 7.01.  By the City. . . . . . . . . . . . . . . . . .  15
          SECTION 7.02.  By the Company . . . . . . . . . . . . . . . .  15
          SECTION 7.03.  Instrument Furnished to the City and Trustee .  17
          SECTION 7.04.  Limitation . . . . . . . . . . . . . . . . . .  17

                                     ARTICLE VIII

                            EVENTS OF DEFAULT AND REMEDIES

          SECTION 8.01.  Events of Default  . . . . . . . . . . . . . .  17
          SECTION 8.02.  Force Majeure  . . . . . . . . . . . . . . . .  17
          SECTION 8.03.  Remedies . . . . . . . . . . . . . . . . . . .  18
          SECTION 8.04.  No Remedy Exclusive  . . . . . . . . . . . . .  18
          SECTION 8.05.  Reimbursement of Attorneys' and Agents' Fees .  18
          SECTION 8.06.  Waiver of Breach . . . . . . . . . . . . . . .  18

                                      ARTICLE IX

                        PREPAYMENT OF PURCHASE PRICE PAYMENTS;
                                 REDEMPTION OF BONDS

          SECTION 9.01.  Prepayment of Purchase Price Payments; Redemption
                          of Bonds  . . . . . . . . . . . . . . . . . .  19
          SECTION 9.02.  Compliance with the Ordinance  . . . . . . . .  19

                                      ARTICLE X

                                    MISCELLANEOUS

          SECTION 10.01.  Term of Agreement . . . . . . . . . . . . . .  19
          SECTION 10.02.  Effect of Plant Agreements  . . . . . . . . .  19
          SECTION 10.03.  Notices . . . . . . . . . . . . . . . . . . .  19
          SECTION 10.04.  Parties in Interest . . . . . . . . . . . . .  20
          SECTION 10.05.  Amendments  . . . . . . . . . . . . . . . . .  20
          SECTION 10.06.  Counterparts  . . . . . . . . . . . . . . . .  20
          SECTION 10.07.  Severability  . . . . . . . . . . . . . . . .  20
          SECTION 10.08.  Governing Law . . . . . . . . . . . . . . . .  20

          Signatures  . . . . . . . . . . . . . . . . . . . . . . . . .  21
          Exhibit A Description of Facilities . . . . . . . . . . . . . A-1

                   AMENDED AND RESTATED INSTALLMENT SALE AGREEMENT

               THIS AMENDED AND RESTATED INSTALLMENT SALE AGREEMENT, dated as of April 1, 1997 (this "Agreement"), between the CITY OF FARMINGTON, in the County of San Juan, an incorporated municipality, a body politic and corporate, existing under the Constitution and laws of the State of New Mexico (hereinafter called the "City"), as Vendor, and TUCSON ELECTRIC POWER COMPANY, a corporation organized and existing under the laws of the State of Arizona, formerly known as Tucson Gas & Electric Company (hereinafter called the "Company"), as Vendee, being an amendment to and a restatement in its entirety of those certain Installment Sale Agreements, dated as of December 1, 1973 (the "Series 1973 Installment Sale Agreement") and November 1, 1977 (the "Series 1977 Installment Sale Agreement"), each between the City, as Vendor, and the Company, as Vendee (it being understood that Public Service Company of New Mexico was, but no longer is, an additional Vendee under such Installment Sale Agreement dated as of December 1, 1973).

                                W I T N E S S E T H :

               WHEREAS, the City is authorized and empowered under the Pollution Control Revenue Bond Act, Chapter 397, Laws of 1973 of the State of New Mexico, 31st Legislature, 1st Session, as amended (the "Act"), to issue revenue bonds for and to acquire, whether by construction, purchase, gift or lease, one or more projects consisting of any land, interest in land, building, structure, facility, system, fixture, improvement, appurtenance, machinery, equipment or any combination thereof, or any interest in any one or more of the foregoing, whether or not presently in existence or under construction, used by any individual, partnership, firm, company, corporation (including a public utility), association, trust, estate, political subdivision, state agency or any other legal entity, or its legal representative, agent or assigns, substantially for the reduction, abatement or prevention of pollution, including, but not limited to, the removal of pollutants, contaminants or foreign substances from land, air or water, or for the removal or treatment of any substance in a processed material which would otherwise cause pollution when such material is used, provided that any such project shall be located within the State of New Mexico and within or without or partially within or without the City, but not more than fifteen miles outside of the corporate limits of the City (or that, if there is no municipality within fifteen miles of the project, the City is in the county in which the project is or may be located) and to sell or lease or otherwise dispose of any or all of such projects upon such terms and conditions as the governing body of the City (hereinafter called the "City Council") may deem advisable and as shall not conflict with the provisions of the Act; and

               WHEREAS, the San Juan Generating Station, an electric power generating plant, is located within fifteen miles of the corporate limits of the City in San Juan County, New Mexico but not within the corporate limits of any municipality; and

               WHEREAS, on August 28, 1973, the City Council adopted Resolution Number 709 ("Resolution No. 709") determining to issue and, subject to certain conditions, agreeing to issue revenue bonds under the Act to finance the costs to the Company of certain facilities for the reduction, abatement or prevention of pollution caused by the operation of the San Juan Generating Station, including facilities for the reduction, abatement or prevention of pollution caused by the operation of Units 1 and 2 of such generating station (the "Facilities") and authorizing the Mayor of the City to execute and deliver preliminary agreements relating thereto and, subject to certain conditions, to take such steps and actions as required or necessary in order to issue such revenue bonds, and a Preliminary Agreement (the "Original Preliminary Agreement"), in the form contemplated by Resolution No. 709, was executed and delivered by the City and the Company; and

               WHEREAS, on November 27, 1973, the City Council adopted Resolution Number 721 ("Resolution No. 721") in order to authorize consideration of the adoption of a proposed Ordinance, in order to, among other matters, increase the aggregate principal amount of revenue bonds authorized to be issued by the City to finance the costs to the Company of the acquisition, construction and installation of the Facilities; and

               WHEREAS, on August 13, 1974, the City Council adopted Resolution Number 751 ("Resolution No. 751") authorizing the Mayor of the City to execute and deliver certain amendments to the Original Preliminary Agreement in order to, among other matters, further increase the aggregate principal amount of revenue bonds authorized to be issued by the City to finance the costs to the Company of the acquisition, construction and installation of the Facilities; and

               WHEREAS, a supplemental preliminary agreement (the "Supplemental Preliminary Agreement," and, together with the Original Preliminary Agreement and Resolution No. 721, the "Preliminary Agreement"), in the form contemplated by Resolution No. 751, was executed and delivered by the City and the Company on August 13, 1974; and

               WHEREAS, pursuant to Ordinance No. 486, adopted by the City Council on December 17, 1973, as supplemented by Ordinance No. 487, adopted by the City Council on January 3, 1974 (together, the "Series 1973 Ordinance"), the City has heretofore issued and sold $55,000,000 aggregate principal amount of its Pollution Control Revenue Bonds, Series 1973 (Tucson Gas & Electric Company San Juan Project), of which $47,910,000 in principal amount remains outstanding (the "1973 Bonds"), the proceeds of which were to be used to finance a portion of the costs to the Company of the acquisition, construction and installation of the Facilities at Units 1 and 2 of the San Juan Generating Station described in Exhibit A to the Series 1973 Installment Sale Agreement; and

               WHEREAS, Public Service Company of New Mexico has redeemed the pollution control revenue bonds secured by revenues derived pursuant to the Series 1973 Installment Sale Agreement and its obligations and rights pursuant thereto have been discharged so that the Company remains the sole Vendee thereunder; and

               WHEREAS, pursuant to Ordinance No. 579, adopted by the City Council on November 1, 1977, as supplemented by Ordinance No. 580, adopted by the City Council on November 8, 1977 (together, the "Series 1977 Ordinance"), the City has also heretofore issued and sold $32,500,000 aggregate principal amount of its Collateralized Pollution Control Revenue Bonds, 1977 Series A (Tucson Gas & Electric Company San Juan Project), of which $32,500,000 in principal amount remains outstanding (the "1977 Bonds") (the 1973 Bonds and the 1977 Bonds being hereinafter called, collectively, the "Prior Bonds"), the proceeds of which were to be used to finance a portion of the costs to the Company of the acquisition, construction and installation of the Facilities at Units 1 and 2 of the San Juan Generating Station described in Exhibit A to the Series 1977 Installment Agreement; and

               WHEREAS, in order to refinance the Facilities through the refunding and redemption of the Prior Bonds, the City intends to issue and sell its Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project) (the "Bonds") pursuant to Ordinance No. 97-1055, adopted by the City Council on April 17, 1997, and Resolution No. 97-879, adopted by the City Council on April 17, 1997 (together, the "Ordinance"), for the purpose of providing funds which, together with other funds available therefor, will be sufficient to refund and redeem the Prior Bonds; and

               WHEREAS, in connection with the issuance of the Bonds, the Company has requested that the Series 1973 Installment Sale Agreement and the Series 1977 Installment Sale Agreement (each an "Original Sale Agreement," and hereinafter collectively referred to as the "Original Sale Agreements") be amended and restated;

               NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, DO HEREBY AGREE as follows:

                                      ARTICLE I

                                     DEFINITIONS

               SECTION 1.01.  Definitions.  The terms defined in this
          Article I shall for all purposes of this Agreement have the meanings herein specified, unless the context clearly requires otherwise:

          Act:

               "Act" shall mean the Pollution Control Revenue Bond Act, Chapter 397, Laws of 1973 of the State of New Mexico, 31st Legislature, 1st Session, as amended by Chapter 312, Laws of 1977 of the State of New Mexico, 33rd Legislature, 1st Session, by Chapter 181, Laws of 1978 of the State of New Mexico, 33rd Legislature, 2nd Session, and by Chapter 114, Laws of 1983 of the State of New Mexico, 36th Legislature, 1st Session, and all acts supplemental thereto or amendatory thereof.

          Administration Expenses:

               "Administration Expenses" shall mean the reasonable expenses incurred by the City with respect to this Agreement, the Ordinance and any transaction or event contemplated by this Agreement or the Ordinance, including the compensation and reimbursement of expenses and advances payable to the Trustee, to the paying agent, any co-paying agent and the registrar under the Ordinance.

          Agreement:

               "Agreement" shall mean this Amended and Restated Installment Sale Agreement, dated as of April 1, 1997, between the City and the Company, and any and all modifications, alterations, amendments and supplements hereto.

          Authorized Company Representative:

               "Authorized Company Representative" shall mean each person at the time designated to act on behalf of the Company by written certificate furnished to the City and the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President, any Vice President or its Treasurer, together with its Secretary or any Assistant Secretary.

          Bond Counsel:

               "Bond Counsel" shall mean any firm or firms of nationally recognized bond counsel experienced in matters pertaining to the validity of, and exclusion from gross income for federal tax purposes of interest on bonds issued by states and political subdivisions, selected by the Company and acceptable to the City.

          Bond Fund:

               "Bond Fund" shall mean the fund created by Section 4.01 of the Ordinance.

          Bonds:

               "Bond" or "Bonds" shall mean the Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project) of the City.

          City:

               "City" shall mean the City of Farmington, in the County of San Juan, an incorporated municipality, a body politic and corporate, existing under the Constitution and laws of the State of New Mexico, and its successors and their assigns.

          City Council:

               "City Council" shall mean the City Council of the City or the board or other body in which general legislative powers of the City subsequently may be vested.

          Code:

               "Code" shall mean the Internal Revenue Code of 1986 or any successor statute thereto. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations proposed or in effect thereunder and applicable to the Bonds or the use of the proceeds thereof, unless the context clearly requires otherwise. Reference to any particular Code section shall, in the event of a successor Code, be deemed to be a reference to the successor to such Code section.

          Company:

               "Company" shall mean Tucson Electric Power Company, a corporation organized and existing under the laws of the State of Arizona, its successors and their assigns, including, without limitation, any successor obligor under Section 6.01 and 7.02 to the extent of the obligations assumed thereunder.

          Company Mortgages:

               "Company Mortgages" shall mean the Indenture, dated as of April 1, 1941, between The Tucson Gas, Electric Light and Power Company (predecessor of the Company) and The Chase National Bank of the City of New York (now The Chase Manhattan Bank), as trustee, as heretofore and hereafter amended and supplemented and the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and Bank of Montreal Trust Company, as trustee, as heretofore and hereafter amended and supplemented.

          Company Project:

               "Company Project" shall mean the interests in the Facilities previously sold by the City to the Company, pursuant to the Original Sale Agreements.

          Facilities:

               "Facilities" shall mean the systems and facilities for the reduction, abatement or prevention of pollution caused by the operation of the Plant which are described in Exhibit A hereto, as from time to time amended or modified, and related improvements.

          1954 Code:

               "1954 Code" shall mean the Internal Revenue Code of 1954, as amended.

          1977 Bonds:

               "1977 Bonds" shall mean the $32,500,000 aggregate principal amount of the City's Collateralized Pollution Control Revenue Bonds, 1977 Series A (Tucson Gas & Electric Company San Juan Project), all of which remain outstanding.

          1973 Bonds:

               "1973 Bonds" shall mean the $55,000,000 aggregate principal amount of the City's Pollution Control Revenue Bonds, Series 1973 (Tucson Gas & Electric Company San Juan Project), of which $47,910,000 in principal amount remains outstanding.

          Ordinance:

               "Ordinance" shall mean Ordinance No. 97-1055 adopted by the City Council on April 17, 1997 creating and securing the Bonds, as modified, altered, amended or supplemented by any and all ordinances and resolutions supplemental thereto or amendatory thereof adopted by the City Council and effective prior to the initial issuance of the Bonds, including without limitation, Resolution No. 97-879 adopted by the City Council on April 17, 1997 and any Supplemental Ordinances and related resolutions adopted thereafter by the City Council pursuant thereto.

          Original Sale Agreements:

               "Original Sale Agreements" shall mean the Series 1973 Installment Sale Agreement and the Series 1977 Installment Sale Agreement.

          Outstanding:

               "Outstanding", when used in reference to the Bonds, shall mean, as at any particular date, the aggregate of all Bonds authenticated and delivered under the Ordinance except:

                    (a) those canceled by the Trustee at or prior to such date or delivered to or acquired by the Trustee at or prior to such date for cancellation;

                    (b) those deemed to be paid in accordance with Article VIII of the Ordinance; and

                    (c) those in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Ordinance, unless proof satisfactory to the Trustee and the Company is presented that such Bonds are held by a bona fide holder in due course.

          Permitted Encumbrances:

               "Permitted Encumbrances" shall mean and include (a) liens for taxes, assessments and other governmental charges not delinquent or which can be paid without penalty; (b) unfiled, inchoate mechanics' and materialmen's liens for construction work in progress; (c) workmen's, repairmen's warehousemen's and carriers' liens and other similar liens, if any, arising in the ordinary course of business; (d) all the following, if they do not individually or in the aggregate materially impair the use of the Facilities or materially detract from the value thereof to the Company, viz.: any easements, restrictions, mineral, oil, gas and mining rights and reservations, zoning laws and defects in title or other encumbrances to which the Facilities may be subject because of the installation thereof at the Plant; (e) any lien for the satisfaction and discharge of which a sum of money or a surety bond deemed adequate by the Trustee is on deposit with the Trustee; (f) the rights of the City and the Company under this Agreement and any prior or subsequent installment sale agreement or lease between the City and Company relating to all or any part of the Facilities and the issuance of revenue bonds in connection therewith; (g) the lien of the Company Mortgages and liens, encumbrances and defects of the character of the permitted encumbrances referred to therein; and (h) the Plant Agreements.

          Person:

               "Person" means (i) any corporation, limited liability company, partnership, joint venture, association, joint-stock company, business trust or unincorporated organization, in each case formed or organized under the laws of the United States of America, any state thereof or the District of Columbia, or (ii) the United States of America or any state thereof, or any political subdivision of either thereof, or any agency, authority or other instrumentality of any of the foregoing.

          Plant:

               "Plant" shall mean Units 1 and 2 and related common facilities of the San Juan Generating Station, an electric power generating plant located northwest of and within fifteen miles of the corporate limits of the City in San Juan County, New Mexico, and not within the corporate limits of any municipality, and any additions or improvements thereto or replacements thereof.

          Plant Agreements:

               "Plant Agreements" shall mean all contracts relating to the ownership, construction and operation of the Plant, including the Facilities, as from time to time amended or supplemented.

          Prior Bonds:

               "Prior Bonds" shall mean the 1973 Bonds and the 1977 Bonds, collectively.

          Purchase Price Payments:

               "Purchase Price Payments" shall mean the payments required to be made by the Company pursuant to Section 5.02 hereof.

          Series 1973 Installment Sale Agreement:

               "Series 1973 Installment Sale Agreement" shall mean the Installment Sale Agreement, dated as of December 1, 1973, between the City, as Vendor, and Public Service Company of New Mexico (which has now been discharged therefrom) and the Company, as Vendees, as amended and supplemented pursuant to the terms thereof prior to the date hereof.

          Series 1977 Installment Sale Agreement:

               "Series 1977 Installment Sale Agreement" shall mean the Installment Sale Agreement, dated as of November 1, 1977, between the City, as Vendor, and the Company, as Vendee, as amended and supplemented pursuant to the terms thereof prior to the date hereof.

          Supplemental Ordinance:

               "Supplemental Ordinance" shall mean any ordinance or resolution adopted by the City Council and effective subsequent to the initial issuance of the Bonds modifying, altering, amending, supplementing or confirming the Ordinance or for any purpose, in accordance with the terms of the Ordinance, as such Supplemental Ordinance may be modified, altered, amended or supplemented by any and all ordinances and related resolutions of the City Council of the City adopted pursuant thereto.

          Tax Agreement:

               "Tax Agreement" shall mean that tax certificate and agreement, dated the date of the initial authentication and delivery of the Bonds, between the City and the Company, relating to the requirements of the Code and the 1954 Code, and any and all modifications, alterations, amendments and supplements thereto.

          Trustee:

               "Trustee" shall mean First Trust of New York, National Association, as trustee under the Ordinance, its successors in trust and their assigns.

               SECTION 1.02. Incorporation of Certain Definitions by Reference. Each capitalized term used herein and not otherwise defined herein shall have the meaning set forth in the Ordinance.


                                      ARTICLE II

                       REPRESENTATIONS, WARRANTIES AND FINDINGS

               SECTION 2.01. Representations and Warranties of the City. The City makes the following representations and warranties as the basis for the undertakings on the part of the Company contained herein:

                    (a) The City is an incorporated municipality, a body politic and corporate, existing under the Constitution and laws of the State of New Mexico;

                    (b) The City has the power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Ordinance, and by proper corporate action has duly authorized the execution and delivery hereof;

                    (c) The execution and delivery of this Agreement by the City do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the City will not, result in a breach of any of the terms or provisions of, or constitute a default under, any ordinance, indenture mortgage, deed of trust or other agreement or instrument to which the City is now a party or by which it is now bound, or any order, rule or regulation applicable to the City of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the City or over any of its properties, or the Constitution or laws of the State of New Mexico;

               SECTION 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the City contained herein:

                    (a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Arizona and duly qualified as a foreign corporation in the State of New Mexico;

                    (b) The Company has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein and by proper corporate action has duly authorized the execution and delivery hereof;

                    (c) The execution and delivery of this Agreement by the Company do not, and consummation of transactions contemplated hereby and fulfillment of the terms hereof by the Company will not, result in a breach of any of the terms or provisions of, or constitute a default under, any ordinance, indenture mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Restated Articles of Incorporation or by-laws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company;

                    (d) The Arizona Corporation Commission has approved all matters relating to the Company's participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company's participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction;

                    (e) The Facilities (i) are designed to meet applicable federal, state and local requirements for the control of pollution now in effect, (ii) are to be used to reduce, abate or prevent pollution and (iii) are located or are to be located in San Juan County within fifteen miles outside the corporate limits of the City and not within the corporate limits of any municipality;

                    (f) All of the proceeds of the Bonds (exclusive of accrued interest, if any, to be paid by the initial purchasers of the Bonds upon delivery thereof) will be expended to refund the Prior Bonds;

                    (g) The Company presently owns and undivided 50% interest in Unit 1 of the Plant and an undivided 50% interest in Unit 2 of the Plant.

                    (h) With respect to the Facilities as of the date of execution and delivery of this Agreement, the Company has good and marketable title to its interest in such Facilities free and clear of all claims, liens and encumbrances, other than Permitted Encumbrances;

                    (i) The Facilities consist of those facilities described in Exhibit A attached hereto, and so long as the Company owns an interest in the Facilities, the Company shall cause to be made, or consent to, no changes to the Facilities or to the operation thereof which would affect the qualification of the Facilities as pollution control facilities under the Act or impair the tax-exempt status of interest on the Bonds;

                    (j) To the extent necessary to preserve the security for the Bonds, the validity of the Bonds under the Act and the tax-exempt status of interest on the Bonds, all material certificates, approvals, permits and authorizations with respect to the construction of the Facilities of applicable local, state and federal governmental agencies have been obtained, and the Facilities have been constructed and are in operation in all material respects in accordance with such certificates, approvals, permits and authorizations; and

                    (k) The Company has used the proceeds of the Prior Bonds and the proceeds from the sale of any facilities financed with the Prior Bonds for purposes which are authorized by the Act and which would not adversely affect the exclusion from gross income for federal tax purposes of interest on the Prior Bonds or the exemption of interest on the Prior Bonds from State of New Mexico income taxation.

               SECTION 2.03. Findings of the City. The City hereby confirms its findings that its financing and refinancing of the Company's interest in the Facilities will serve the public purpose of the Act to protect and promote the health, welfare and safety of the citizens of the State of New Mexico and its habitat and wildlife, with the resultant higher level of employment and economic activity and stability.


                                     ARTICLE III

                     PRIOR CONVEYANCE TO THE CITY; THE FACILITIES

               SECTION 3.01. Prior Conveyance to the City. The Company and the City confirm that, pursuant to the Original Sale Agreements, the Company has heretofore sold and conveyed to the City, and the City has heretofore purchased and acquired from the Company, the Company's interest in the Facilities, subject only to Permitted Encumbrances.

               SECTION 3.02. Revision of Plans and Specifications. The Company may consent to one or more revisions to the plans and specifications for the Facilities (including without limitation any changes therein, additions thereto, substitutions therefor and deletions therefrom) in any respect; provided, however, that, if any such revision shall render inaccurate the description of the Facilities contained in Exhibit A hereto, the Company shall deliver to the City and the Trustee (a) a revised Exhibit A containing a description of the Facilities as revised, the accuracy of which shall have been certified by an Authorized Company Representative, and (b) an opinion of Bond Counsel to the effect that the Facilities as described in the revised Exhibit A are such that the expenditure of the proceeds of the Bonds pursuant to this Agreement will not, in and of itself, impair the validity of the Bonds under the Act or the exclusion from gross income for federal tax purposes of interest on the Bonds. A revision of Exhibit A hereto pursuant to this Section 3.02 shall not constitute an amendment, change or modification of this Agreement within the meaning of Article XII of the Ordinance.

               SECTION 3.03. Maintenance of Facilities; Remodeling; Notice of Damages. The Company shall at all times exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in thorough repair, working order and condition and to cause all needful and proper repairs and renewals thereto to be made; provided, however, that the Company may exercise all of its rights, powers, elections and options under the Plant Agreements to cause the operation of the Facilities, or any element or unit thereof, to be discontinued if, in the judgment of the Company, it is no longer advisable to operate the same, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale or disposition; provided further that prior to any such discontinuation, the Company shall furnish to the City and the Trustee a certificate executed by an Authorized Company Representative stating that the operation of the Facilities, or any element or unit thereof, is being discontinued and the reasons therefor.

               The Company may, subject to the provisions of Section 6.05 hereof, at its own expense consent to the remodeling of the Facilities or to the making of such substitutions, modifications and improvements to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.

               After the occurrence of any material damage or loss to the Facilities, if any Bonds are then Outstanding, the Company shall notify the City as to the nature and extent of such damages or loss and whether it is practicable and desirable to rebuild, repair, or restore such damage or loss.

               SECTION 3.04. Insurance. The Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to keep the Facilities insured against fire, casualty, public liability and other risks to the extent usually insured against by companies owning and operating similar property, by reputable insurance companies or, at the Company's election, with respect to all or any element or unit of the Facilities, by means of an adequate insurance fund set aside and maintained by it out of its own earnings or in conjunction with other companies through an insurance fund, trust or other agreement or, by means of unfunded self-insurance as may be reasonable and customary by companies owning and operating similar property. All proceeds of such insurance shall be for the account of the Company.

               SECTION 3.05. Condemnation; Eminent Domain. (a) In the event that title to or the temporary use of the Facilities, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, any proceeds received by the City from any award or awards in respect of the Facilities or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof, shall to the extent of the Company's interest therein be paid for the account of the Company, and the City hereby assigns to the Company all of its right, title and interest in and to any claim for and rights with respect to any such condemnation award.

                    (b) The City shall cooperate fully with the Company in the handling and conduct of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof. In no event will the City voluntarily settle or consent to the settlement of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof without the written consent of the Company and the City will, at the request of the Company, accept a sum in payment therefor at any stage of the condemnation proceedings which the Company shall certify to the City to be fair. Unless and until such a request is made by the Company, the City will take or cause to be taken all actions necessary to obtain the award of fair compensation for the taking and the collecting thereof.

                    (c) The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of its own property other than the Facilities.


                                      ARTICLE IV

                           ISSUANCE AND SALE OF THE BONDS;
                         DISPOSITION OF PROCEEDS OF THE BONDS

               SECTION 4.01. Issuance of the Bonds. The City shall issue the Bonds under and in accordance with the Ordinance subject to the provisions of the bond purchase agreement among the City, the initial purchaser or purchasers of the Bonds and the Company.
          The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

               SECTION 4.02. Issuance of Other Obligations. The City and the Company expressly reserve the right to enter into, to the extent permitted by law, but shall not be obligated to enter into, an agreement or agreements other than this Agreement with respect to the issuance by the City, under an ordinance or ordinances other than the Ordinance, of obligations to provide additional funds to pay the cost of construction of the Facilities or obligations to refund all or any principal amount of the Bonds, or any combination thereof.

               SECTION 4.03. Disposition of Bond Proceeds. The City and the Company shall enter into escrow arrangements with the trustee for each series of Prior Bonds and shall cause a portion of the proceeds of the Bonds in amount equal to (i) the proceeds of the Bonds, other than accrued interest, if any, paid by the initial purchaser or purchasers thereof, multiplied by the ratio determined by multiplying outstanding principal amount of such series of Prior Bonds by the aggregate outstanding principal amount of the Prior Bonds, to be deposited in escrow with such trustee to be applied to the payment of such series of Prior Bonds upon the redemption thereof.

               The City shall establish the Bond Fund with the Trustee in accordance with Section 4.01 of the Ordinance. The accrued interest, if any, paid by the initial purchasers of the Bonds shall be deposited into the Bond Fund.

               SECTION 4.04. Investment of Moneys in Funds and Accounts. The Company and the City agree that any moneys held in any fund or account created by the Ordinance shall be invested as provided in the Ordinance.


                                      ARTICLE V

                               PURCHASE BY THE COMPANY;
                      PURCHASE PRICE PAYMENTS; OTHER OBLIGATIONS

               SECTION 5.01. Prior Purchase by the Company. The City and the Company confirm that pursuant to the Original Sale Agreements, the City has heretofore sold and conveyed to the Company, without warranty of any kind whatsoever, and the Company confirms that it has purchased and acquired from the City, the interest in the Facilities acquired by the City as described in
          Section 3.01 hereof. The parties hereto agree that notwithstanding anything to the contrary in the Original Sale Agreements, effective as of the date of initial issuance of the Bonds the respective purchase prices for the interest in the Facilities shall be the purchase price payments set forth in
          Section 5.02 hereof.

               SECTION 5.02. Purchase Price Payments. As the purchase price to be paid by the Company for the interest in the Facilities which comprise the Company Project, the Company shall pay, or cause to be paid, to the Trustee for the account of the City an amount equal to the aggregate principal amount of the Bonds from time to time Outstanding and, as interest on such amount, an amount equal to premium, if any, and interest on such Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Ordinance for the City to cause amounts to be deposited in the Bond Fund for the timely payment of the principal of and premium, if any, and interest on the Bonds whether at stated maturity, upon redemption or acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under Section
          2.12 and Section 3.05 of the Ordinance of the amount of the corresponding payment required to be made by the City thereunder.

               SECTION 5.03. Payments Pledged and Assigned; Obligation Absolute. It is understood and agreed that all Purchase Price Payments are, by the Ordinance, to be pledged by the City to the Trustee, and that all rights and interest of the City hereunder (except for the City's rights under Sections 5.04, 5.05, 6.03 and
          8.05 hereof and any rights of the City to receive notices, certificates, requests, requisitions and other communications hereunder) are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Purchase Price Payments and the other charges payable hereunder shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach by the City or the Trustee or any other party under this Agreement, the Ordinance or otherwise, or out of any obligation or liability at any time owing to the Company by the City, the Trustee or any other party, and, further, that the Purchase Price Payments and the other payments due and charges payable hereunder shall continue to be payable at the times and in the amounts herein and therein specified, whether or not the Facilities, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Plant or the Facilities, or for any other reason, all of the foregoing being subject, however, to the provisions of Sections
          6.01 and 7.02 hereof.

               SECTION 5.04. Payment of Expenses. (a) The Company shall pay all Administration Expenses, including, without limitation, Administration Expenses incurred at and subsequent to the time the Bonds are deemed to have been paid in accordance with Article VIII of the Ordinance. The payment of the compensation and the reimbursement of expenses and advances of the Trustee, of the paying agent, any co-paying agent and the registrar under the Ordinance shall be made directly to such entities.

                    (b) The City may submit to the Company periodic statements, not more frequently than monthly, for the reasonable value of services of any City employees utilized, and the full amount of any City expenses incurred, by the City in connection with the performance or attainment by the City of its obligations and rights under or pursuant to the Ordinance, the Bonds or this Agreement, and the Company shall make payment to the City of the full amount of each such statement within thirty (30) days after the Company receives such statement, provided that the Company within such thirty (30) day period may in writing and in good faith specifically protest all or any portion of the amounts included in such statement and in such event the Company shall not be obligated to make payment to the City of the amount which has been protested in such manner until ten (10) days after such protest shall have been resolved either by agreement between the City and the Company or by an appropriate tribunal. The Company agrees that the provisions of this Section 5.04 shall survive the payment, redemption or defeasance of the Bonds.

               SECTION 5.05. Indemnification. The Company releases the City and the Trustee from, and covenants and agrees that neither the City nor the Trustee shall be liable for, and covenants and agrees, to indemnify and hold harmless the City and the Trustee and their officers (including members of the City Council), employees and agents from and against, any and all losses, claims, damages, liabilities (including, without limitation, those resulting from any environmental laws), taxes (including, without limitation, gross receipts taxes but, with respect to the Trustee, not including taxes owing in the ordinary course of business), or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with (1) the Facilities or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation or construction of the Facilities or any part thereof, except for those arising out of the activities described in Section 56-7-1 A or B, N.M.S.A. 1978, or in Section 56-7-2 A or B, N.M.S.A. 1978, to the extent such Sections are applicable; (2) the issuance of any Bonds or any certifications or representations made in connection therewith and the carrying out of any of the transactions contemplated by the Bonds, the Ordinance and this Agreement; (3) the Trustee's acceptance or administration of the trusts under the Ordinance; or (4) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the City or any underwriter or placement agent in connection with the sale of any Bonds; provided that such indemnity shall not be required for losses, claims, damages, liabilities or expenses that result from, in the case of parties other than the City, negligence or from willful misconduct on the part of the party seeking such indemnity. The indemnity of the Trustee and the City required by this Section shall be only to the extent that any loss sustained by the Trustee or the City, as the case may be, exceeds the net proceeds the Trustee or the City, as the case may be, receives from any insurance carried with respect to the loss sustained. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the City and the Trustee and their officers, employees and agents for any and all reasonable costs, attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims, damages, liabilities, expenses or actions, except to the extent that the same arise out of the negligence or willful misconduct of the party claiming such payment or reimbursement. The provisions of this Section shall survive the retirement of the Bonds or resignation or removal of the Trustee.

               SECTION 5.06. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Facilities or any part thereof or upon the City with respect to the Purchase Price Payments, when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon the Purchase Price Payments, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts, except Permitted Encumbrances; provided, that, if the Company shall first notify the City and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested and identified as such by the Company to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Trustee shall notify the Company in writing that, in the opinion of counsel to the Trustee, based upon material facts disclosed to the Trustee without any duty of investigation, by nonpayment of any such items the lien of the Ordinance as to the Purchase Price Payments will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The City shall cooperate fully with the Company in any such contest.


                                      ARTICLE VI

                                  SPECIAL COVENANTS

               SECTION 6.01. Maintenance of Corporate Existence. Except as permitted in this Section 6.01, the Company shall maintain its corporate existence, shall not sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, and shall not consolidate with or merge with or into another corporation. The Company may consolidate with or merge into another corporation incorporated under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, to any Person, if the surviving or resulting corporation (if other than the Company) or the transferee Person, as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or other disposition, assumes, by delivery to the Trustee and the City of an instrument in writing satisfactory in form to the Trustee and the City, all the obligations of the Company under this Agreement, including without limitation the obligations of the Company under Section 5.02 hereof. Upon such an assumption following any such sale, transfer or other disposition of assets, the Company shall be released and discharged from all liability in respect of all obligations under this Agreement. Notwithstanding the foregoing, in the case of any such sale, transfer or other disposition of assets, which do not include the Facilities, the Company shall remain liable in respect of all obligations under this Agreement other than the obligations under
          Section 5.02 hereof, and the transferee shall not be required to assume any obligations hereunder other than the obligations under
          Section 5.02 hereof; provided, however, that the transferee shall be required to assume all such other obligations unless the Company shall have delivered to the City and the Trustee an opinion of Bond Counsel to the effect that the non-assumption by the transferee of such other obligations will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion from gross income for federal tax purposes of interest on the Bonds.

               If consolidation, merger or sale, transfer or other disposition is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger or sale or other transfer or other disposition shall be made except in compliance with the provisions of this Section 6.01.
               Anything in this Agreement to the contrary notwithstanding, the sale, transfer or other disposition by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or (c) for the distribution of electric energy, in each case considered alone, or all of its facilities described in clauses (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a sale, transfer or other disposition of all the properties of the Company, as or substantially as an entirety, unless, immediately following such sale, transfer or other disposition, the Company shall own no properties in the other such categories of property not so sold, transferred or otherwise disposed of. The character of particular facilities shall be determined by reference to the Uniform System of Accounts prescribed for public utilities and licensees subject to the Federal Power Act, as amended, to the extent applicable.

               SECTION 6.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the City that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the City, the Company and the City each shall, upon the request of either, execute such application or applications.


               SECTION 6.03. City's Access to Facilities. The City shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

               SECTION 6.04.  Tax-Exempt Status of Interest on Bonds.
          (a) It is the intention of the parties hereto that interest on the Bonds shall be and remain tax-exempt, and to that end the covenants and agreements of the City and the Company in this
          Section 6.04 and the Tax Agreement are for the benefit of the Owners from time to time of the Bonds.

                    (b) The City covenants and agrees that it will not take or omit to take any action reasonably within its control that will cause the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code or otherwise subject to federal income taxation by reason of Section 103 and Section 141 through 150 of the Code or Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any applicable regulations promulgated thereunder. To such end, the City covenants to the extent reasonably within its control to comply with all covenants set forth in the Tax Agreement, which is hereby incorporated by reference as though fully set forth herein.

                    (c) The Company covenants and agrees for the benefit of the Owners from time to time of the Bonds that it will not directly or indirectly use or permit the use of (to the extent within its control) the proceeds of any of the Bonds or any other funds, or take or omit to take any action, if and to the extent such use, or the taking or omission to take such action, would cause any of the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code or otherwise subject to federal income taxation by reason of Section 103 and 141 through 150 of the Code or Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any applicable regulations promulgated thereunder. To such ends, the Company will comply with all requirements of such Section 148 to the extent applicable to the Bonds. In the event that at any time the Company is of the opinion that for purposes of this Section 6.04(c) it is necessary to restrict or limit the yield on the investment of any moneys held by the Trustee under the Ordinance, the Company shall so notify the Trustee in writing.

                    Without limiting the generality of the foregoing, the Company agrees that there shall be paid from time to time all amounts required to be rebated to the United States of America pursuant to Section 148(f) of the Code and any applicable Treasury Regulations. This covenant shall survive payment in full or defeasance of the Bonds and the satisfaction and discharge of the Ordinance. The Company specifically covenants to pay or cause to be paid the Rebate Requirement as defined and described in the Tax Agreement.

                    (d) The Company certifies and represents that it has not taken or (to the extent within its control) permitted to be taken, and the Company covenants and agrees that it will not take or (to the extent within its control) permit to be taken any action which will cause the interest on the Bonds to become includable in gross income for federal income tax purposes; provided, however, that neither the Company nor the City shall be deemed to have violated the covenants set forth in this Section
          6.04 if the interest on any of the Bonds becomes taxable to a person solely because such person is a "substantial user" of the Project or a "related person" within the meaning of Section 103(b)(13) of the 1954 Code and provided, further, that none of the covenants and agreements herein contained shall require either the Company or the City to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the taxation of interest on the Bonds. The Company acknowledges having read Section 7.08 of the Ordinance and agrees to perform all duties imposed on it by such Section 7.08, by this Section and by the Tax Agreement. Insofar as Section 7.08 of the Ordinance and the Tax Agreement impose duties and responsibilities on the Company, they are specifically incorporated herein by reference.

                    (e) Notwithstanding any provision of this Section 6.04 and Section 7.08 of the Ordinance, if the Company shall provide to the City and the Trustee an opinion of Bond Counsel to the effect that any specified action required under this Section 6.04 and Section 7.08 of the Ordinance is no longer required or that some further or different action is required to maintain the tax-exempt status of interest on the Bonds, the Company, the Trustee and the City may conclusively rely upon such opinion in complying with the requirements of this Section 6.04, and the covenants hereunder shall be deemed to be modified to that extent.

               SECTION 6.05. Use of Facilities. So long as any Bonds are Outstanding and the Facilities are operated by or for the benefit of the Company, the Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities to be used for purposes contemplated by the Act and in the Tax Agreement.

               SECTION 6.06. Financing Statements. The Company shall file and record, or cause to be filed and recorded, all financing statements and continuation statements referred to in Section
          7.07 of the Ordinance.

               SECTION 6.07. No Warranties. The City makes no warranty, either express or implied, with respect to the Facilities as a whole or with respect to any item or portion of the Facilities. Without limiting the effect of the preceding sentence, it is expressly agreed that in connection with the sale or conveyance pursuant to Section 5.01 of this Agreement (a) the City make no warranty that the title conveyed shall be good or that its transfer is rightful or that the goods shall be delivered free from any security interest or other lien or encumbrance, (b) the City makes NO WARRANTY OF MERCHANTABILITY, and (c) THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

               SECTION 6.08. Quiet Enjoyment. The City covenants that the Company, upon observing and performing the terms, conditions and covenants on the Company's part to be observed and performed under this Agreement, shall peaceably and quietly have, hold and enjoy the Company Project as purchaser in possession, free from molestation, hindrance, eviction or disturbance by the City or by any other person or persons claiming the same by, through or under the City.

               SECTION 6.09. Additional Payments by Company Concerning the Facilities. In addition to the payments provided for in Section
          5.02 and Section 5.04 hereof, the Company will pay, or will exercise all of its rights, powers, elections and options under the Plant Agreements to cause to be paid, as applicable, all of the expenses of operation of the Facilities, including, without limitation, the cost of all necessary and proper repairs, replacements and renewals made pursuant to Section 3.03 hereof and premiums for insurance pursuant to Section 3.04 hereof.

               SECTION 6.10 Qualification in New Mexico. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 6.01 or Section
          7.02 hereof, will be qualified to do business in the State of New Mexico.


                                     ARTICLE VII

                           ASSIGNMENT, LEASING AND SELLING

               SECTION 7.01. By the City. Except as provided in Article V of this Agreement, the City will not sell, lease, assign, transfer, convey or otherwise dispose of its interest in the Facilities or any portion thereof or interest therein or in the revenues therefrom without the written consent of the Company, nor will it create or suffer to be created any debt, lien or charge thereon, not consented to by the Company, except Permitted Encumbrances.

               SECTION 7.02. By the Company. The Company's interest in this Agreement may be assigned as a whole or in part, and its interest in the Facilities may be leased, sold, transferred or otherwise disposed of by the Company as a whole or in part (whether an interest in a specific element or unit or an undivided interest), to any Person; provided, however, that no such assignment, lease, sale, transfer or other disposition (a) shall relieve the Company from its primary liability for its obligations under Section 5.02 hereof or (b) shall be made unless the assignee, lessee, purchaser or other transferee, as the case may be, prior to or simultaneously with such assignment, lease, sale, transfer or other disposition, assumes, by delivery of an instrument to the Trustee and the City of an instrument in writing satisfactory in form to the Trustee, all other obligations of the Company hereunder to the extent of the interest assigned, leased, sold, transferred or otherwise disposed of, and the Company shall be released of and discharged from such obligations to the extent so assumed. Notwithstanding the foregoing, (a) if (i) the Company's interest in this Agreement shall be assigned as a whole or in undivided part, (ii) the Company's interest in the Facilities shall be leased as a whole or in undivided part and the term of such leasehold or the term of any extension or extensions thereof at the option of the Company shall extend beyond the maturity date of the Bonds or
          (iii) the Company's interest in the Facilities shall be sold, transferred or otherwise disposed of as a whole or in undivided part, and (b) if the assignee, lessee, purchaser or other transferee shall assume the obligations of the Company under
          Section 5.02 hereof for the remaining term of this Agreement, to the extent of such assignment, lease, sale, transfer or other disposition, the Company shall be released from and discharged of all liability in respect of such obligations to the extent so assumed (but only to such extent); provided, however, that the release and discharge of the Company pursuant to clause (b) shall be conditioned upon delivery by the Company to the City and the Trustee of a certificate of an Independent Expert (as hereinafter defined) describing the interests so assigned, leased, sold, transferred or otherwise disposed of, together with all other rights, interests, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of by the Company to the same Person in the same or a related transaction, stating that such rights, interests, assets and/or properties so described constitute facilities for the generation, transmission and/or distribution of electric energy and stating that, in the opinion of such Independent Expert, the Fair Value (as hereinafter defined) of such rights, interests, assets and/or properties to the Person acquiring the same is not less than an amount equal to 10/7 of the sum of (x) the aggregate principal amount of the Bonds then Outstanding and (y) the outstanding principal amount of all other obligations of the Company representing indebtedness for borrowed money or for the deferred purchase price of property which are being assumed by such Person; and provided, further, that after any such assumption, release and discharge as aforesaid, the Company may again assume such obligations under
          Section 5.02 hereof, in whole or in part, at any time and from time to time, and, to the extent of any such assumption by the Company (but only to such extent), the aforesaid assignee, lessee, purchaser or other transferee shall be released from and discharged of all liability in respect of such obligations.

               Anything herein to the contrary notwithstanding, the Company shall not make any assignment, lease or sale as provided in the immediately preceding paragraph unless it shall have furnished to the City and the Trustee an opinion of Bond Counsel to the effect that the proposed assignment, lease or sale will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion from gross income for federal tax purposes of interest on the Bonds.

               After any lease, sale, transfer or other disposition of any element or unit of the Facilities, or any interest therein, the Company may, at its option, cause such element or unit, or interest therein, to no longer be deemed to be part of the Facilities for the purposes of this Agreement by delivering to the City and the Trustee the agreements or other documents required pursuant to Section 7.03 hereof together with an instrument signed by an Authorized Company Representative stating that such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.

               For purposes of this Section 7.02:

                    (a) "Independent Expert" means a Person which (i) is an engineer, appraiser or other expert and which, with respect to any certificate to be delivered pursuant to this Section, is qualified to pass upon the matter set forth in such certificate and (ii)(A) is in fact independent, (B) does not have any direct material financial interest in the transferee or in any obligor upon the Bonds or under this Agreement or in any affiliate of the transferee or any such obligor, (C) is not connected with the transferee or any such obligor as an officer, employee, promoter, underwriter, trustee, partner, director or any person performing similar functions and (D) is approved by the Trustee in the exercise of reasonable care; for purposes of this definition "engineer" means a Person engaged in the engineering profession or otherwise qualified to pass upon engineering matters (including, but not limited to, a Person licensed as a professional engineer, whether or not then engaged in the engineering profession); and for purposes of this definition "appraiser" means a Person engaged in the business of appraising property or otherwise qualified to pass upon the Fair Value or fair market value of property.

                    (b) "Fair Value" means the fair value of the interests, rights, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of (but, in the case of a lease, only to the extent of such lease) as may be determined by reference to (i) except in the case of a lease, the amount which would be likely to be obtained in an arm's-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) in the case of a lease, the amount (discounted to present value at a rate not lower than the taxable equivalent of the yield to maturity of the Bonds based on prevailing market prices immediately prior to the first public announcement of the proposed transaction) which would be likely to be obtained in an arm's-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing lessee and an informed and willing lessor, neither under any compulsion to lease; (iii) the amount of investment with respect to such interests, rights, assets and/or properties which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (iv) the cost, accumulated depreciation and replacement cost with respect to such interests, rights, assets and/or properties and/or (v) any other relevant factors; provided, however, that (x) Fair Value shall be determined without deduction for any mortgage, deed of trust, pledge, security interest, encumbrance, lease, reservation, restriction, servitude, charge or similar right or any other lien of any kind and (y) the Fair Value to the transferee of any property shall not reflect any reduction relating to the fact that such property may be of less value to a Person which is not the owner, lessee or operator of the property or any portion thereof than to a Person which is such owner, lessee or operator. Fair Value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or the transferee or otherwise available to the Expert certifying the same.

               SECTION 7.03. Instrument Furnished to the City and Trustee. The Company shall, within fifteen (15) days after the delivery thereof, furnish to the City and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease, sale, transfer or other disposition.

               SECTION 7.04. Limitation. This Agreement shall not be assigned nor shall the Facilities be leased, sold, transferred or otherwise disposed of, in whole or in part, except as provided in this Article VII or in Section 6.01 or 5.03 hereof. This Article VII shall not apply to any sale, transfer or other disposition by the Company of all of its assets, as or substantially as an entirety, as contemplated in Section 6.01.


                                     ARTICLE VIII

                            EVENTS OF DEFAULT AND REMEDIES

               SECTION 8.01. Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an "Event of Default":

                    (a) a failure by the Company to make any Purchase Price Payment, which failure shall have resulted in an "Event of Default" under clause (a) or (b) of Section 9.01 of the Ordinance;

                    (b) a failure by the Company to pay when due any other amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure described in clause (a) above), which failure shall continue for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the City or the Trustee, unless the City and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the City and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

                    (c) the dissolution or liquidation of the Company, or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors (the term "dissolution or liquidation of the Company," as used in this clause, shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets, as or substantially as an entirety, under the conditions permitting such actions contained in Section 6.01 hereof).

               SECTION 8.02.  Force Majeure.  The provisions of Section
          8.01 hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of New Mexico, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 5.02, 5.04, 5.06, and 6.01 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company. Any failure of the Company to perform its obligations under Sections 5.02, 5.04,
          5.06 and 6.01 hereof shall constitute an Event of Default hereunder regardless of the reason for such failure to perform.

               SECTION 8.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in clause (a) of
          Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Ordinance, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Ordinance, the Purchase Price Payments shall, without further action, become and be immediately due and payable.
                    Any waiver of any "Event of Default" under the
               Ordinance and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

                    (b) Upon the occurrence and continuance of any Event of Default, the City, or the Trustee with respect to the rights of the City assigned to the Trustee by the Ordinance, may take any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.

                    (c) Any amounts collected by the Trustee from the Company pursuant to this Section 8.03 shall be applied in accordance with the Ordinance.

               SECTION 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the City hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the City to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

               SECTION 8.05. Reimbursement of Attorneys' and Agents' Fees. If the Company shall default under any of the provisions hereof and the City or the Trustee shall employ attorneys or agents or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the City or the Trustee and any predecessor Trustee, as the case may be, for the reasonable fees of such attorneys or agents and such other reasonable expenses so incurred.

               SECTION 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the City's rights and interest hereunder to the Trustee, the City shall have no power to waive any breach hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of the rights of the City hereunder.


                                      ARTICLE IX

                        PREPAYMENT OF PURCHASE PRICE PAYMENTS;
                                 REDEMPTION OF BONDS

               SECTION 9.01. Prepayment of Purchase Price Payments; Redemption of Bonds. The Company shall have, and is hereby granted, the option to prepay all or any portion of the Purchase Price Payments and in conjunction therewith to direct the redemption, or provision for payment or redemption, of a principal amount of Bonds equal to the amount of principal of the Purchase Price Payments to be prepaid, any such redemption to be in accordance with Section 3.01(a) or (b) of the Ordinance. In order to exercise such option, the Company shall deliver to the City and the Trustee a notice designating the principal amount of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption and the applicable redemption provision of the Ordinance. Upon receipt of such notice, the City shall take, or cause to be taken, the actions required by the Ordinance to discharge the lien created thereby through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding. The date of any such redemption shall not be less than 45 days from the date such notice is given (unless a shorter notice is satisfactory to the Trustee). Unless otherwise stated therein, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VIII of the Ordinance. The Company shall furnish any moneys or Government Obligations (as defined in the Ordinance) required by the Ordinance to be deposited with the Trustee or otherwise paid by the City in connection with any of the foregoing purposes. The redemption, or provision for payment or redemption, of Bonds as contemplated in this Section shall, pro tanto, reduce and constitute a prepayment of the Purchase Price Payments.

               SECTION 9.02. Compliance with the Ordinance. Anything in this Agreement to the contrary notwithstanding, the City and the Company shall take all actions required by this Agreement and the Ordinance in order to comply with any provisions of the Ordinance requiring the mandatory redemption of Bonds, including, without limitation, Section 3.01(c) of the Ordinance.


                                      ARTICLE X

                                    MISCELLANEOUS

               SECTION 10.01. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Ordinance) shall have ceased, terminated and become void in accordance with Article VIII of the Ordinance and until all payments required under this Agreement shall have been made. Notwithstanding the foregoing, the covenants contained in Section 5.04, 5.05, Section 6.04 and 8.05 hereof shall survive the termination of this Agreement.

               SECTION 10.02. Effect of Plant Agreements. The City acknowledges that the Company has executed and delivered certain of the Plant Agreements and may execute and deliver others. The Company agrees that none of the Plant Agreements heretofore or hereafter executed and delivered shall in any way affect or diminish the rights of the City or the obligations to the City of the Company created by this Agreement. The City acknowledges that the Facilities are subject to the lien of the Company Mortgages and are or may be subject to other Permitted Encumbrances.

               SECTION 10.03. Notices. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the City, at 800 Municipal Drive, Farmington, New Mexico 87401,
          Attention: Treasurer; if to the Company, at 220 West Sixth Street, Tucson, Arizona 85702, Attention: Treasurer; and if to the Trustee, at such address as shall be designated by it in accordance with the provisions of the Ordinance. A copy of each notice, certificate, request or other communication given hereunder to the City, the Company, or the Trustee shall also be given to the others. The City, the Company, and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

               SECTION 10.04. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the City, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the rights and remedies granted to the City in Article VIII hereof shall inure to the benefit of the Trustee, on behalf of the Owners from time to time of the Bonds, and shall be enforceable by the Trustee as a third party beneficiary or as assignee of the City; and provided, further, that any obligation of the City created by or arising out of this Agreement shall not be a general obligation of the City within the meaning of Article 9, Sections 12 and 13 of the Constitution of the State of New Mexico and shall be payable solely out of the Receipts and Revenues of the City from the Sale Agreement and shall never constitute an indebtedness of the City within the meaning of any state constitutional provision or statutory limitation and shall never constitute or give rise to a pecuniary liability of the City or a charge upon the City's general credit or against its taxing powers.

               SECTION 10.05. Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Ordinance.

               SECTION 10.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

               SECTION 10.07. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the City or the Company, as the case may be, to the full extent permitted by law.

               SECTION 10.08. Governing Law. The laws of the State of New Mexico shall govern the construction and enforcement of this Agreement.

                                      SIGNATURES

               IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Installment Sale Agreement to be duly executed as of the day and year first above written.



                                             CITY OF FARMINGTON,
                                              as Vendor


          ATTEST:                            By /s/ Thomas C. Taylor
						----------------------
                                                  Mayor
          /s/ Mary L. Banks
        -----------------------------
               City Clerk

          (SEAL)                             TUCSON ELECTRIC POWER COMPANY,
                                               as Vendee

          ATTEST:                            By  /s/ Kevin Larson
						----------------------
                                                  Vice President

	  /s/ Vincent Nitido Jr.
	--------------------------
             Assistant Secretary

                                                                  EXHIBIT A


                            DESCRIPTION OF THE FACILITIES


               The Facilities consist of various systems and facilities to abate or control water and atmospheric pollution from the generation of electricity by Units 1 and 2 of the San Juan Generating Station (the "Plant"). Such systems and facilities contain equipment to collect, remove, alter, and dispose of air and water pollutants so that gaseous and liquid emissions to the environment from Units 1 and 2 meet all applicable government air and water quality standards. Both Units 1 and 2 are coal-fired, steam turbine electric generating units. Combustion of pulverized coal in these Units is the primary cause of pollution at the Plant. Ash, nitrogen oxide, and sulfur oxides are by-products of combustion that must be controlled in order to meet environmental quality standards. Because pulverized coal is used as a fuel, coal dust must be suppressed when coal is loaded, transported, or crushed. Also, the generation of steam requires large quantities of fresh water for boiler makeup and condenser cooling. Cooling tower blowdown has a high concentration of dissolved solids and must be treated in order to prevent the possibility of contamination of surrounding surface water with inorganic salts. In addition, wastewater from the Plant's sanitary system must be treated.

               Major components of the project are as follows:

                    (A) Ash Handling System. A pneumatic system including blowers, valves, pipes, storage silos, unloading facilities, associated structural supports and controls to transfer and store fly ash collected from the steam generator economizer and precipitator hoppers of both Units 1 and 2. A high pressure water sluicing system including pumps, valves, ash grinder, pipes, dewatering tanks, unloading facilities, associated structural supports, and controls to transfer and store bottom ash from the steam generators of both Units 1 and 2.

                    (B) Nitrogen Oxides Reduction System. Windbox modification to include overfire air ports to reduce NOx formation by off stoichiometric combustion for Unit 2. Windbox modification to include overfire air ports and duct work, dampers, fan and motor for gas recirculation to reduce NOx formation by reducing flame temperatures and diluting combustion air for Unit 1.

                    (C) Electrostatic Precipitators. High efficiency electrostatic precipitators for both Units 1 and 2, along with associated structural supports and duct work, to remove fly ash from flue gas exiting the steam boiler.

                    (D) Sulfur Oxide and Particulate Removal System. Duplicate equipment is provided at both Units 1 and 2.

                         (1) Venturi scrubber-A variable throat venturi to provide (i) backup fly ash removal to the electrostatic precipitators and (ii) incidental sulfur oxide removal.

                         (2) Sulfur oxide absorber-Open, multi-stage, spray chamber to contact a reagent solution with sulfur oxide in the flue gas in order to chemically remove the sulfur oxide.

                         (3) Demisting train-Cyclone separator followed by a chevron demister and a mesh pad demister (i) to remove fly ash from the flue gas in case of precipitator upset and (ii) to prevent particle reentrainment from the scrubber system itself by physical entrapment of particulate matter.

                         (4) Reheat section-Oil burner and related duct work to reheat flue gas in order to keep sulfur oxide in a gaseous form to maintain operating reliability of the Scrubber System and to provide additional plume buoyancy.

                         (5) Calcium sulfate stabilization system-Primary and secondary dewatering tanks, a mixing and conditioning tank, reagent dispensing tanks, and associated piping, conveyors, pumps, and other equipment to chemically fix calcium sulfate residue.

                    (E) Dust Suppression System. Pipes, pumps, pipe nozzles, tanks, and associated equipment to spray water over coal transfer points in order to control the escape of coal dust to the atmosphere.

                    (F)  Wastewater Treatment System.

                         (1) Collecting basin-A two and one-half million gallon soil cement pond to receive and settle wastewater from steam boiler blowdown, cooling tower blowdown, and sanitary waste treatment.

                         (2) Evaporator-Mechanical evaporator to remove inorganic salts from process wastewater.

                         (3) Sanitary system-An extended aeration system to treat sanitary wastes.

                         (4) Sewer system-Sewers, pipes, pumps, sumps, and associated equipment necessary to interconnect the various components of the Wastewater Treatment System.